Exhibit 99.1

U. S. Physical Therapy Reports Third Quarter and Nine Months Results

Declares Quarterly Dividend

HOUSTON--(BUSINESS WIRE)--November 8, 2012--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the third quarter and nine months ended September 30, 2012.

U.S. Physical Therapy’s net income for the nine months ended September 30, 2012 increased 9.0% to $13.9 million from $12.7 million for the nine months ended September 30, 2011. Diluted earnings per share rose to $1.17 for the 2012 period versus $1.06 for the 2011 period.

U.S. Physical Therapy’s net income for the third quarter ended September 30, 2012 increased 11.3% to $4.6 million from $4.1 million for the 2011 third quarter. Diluted earnings per share were $.38 for the 2012 quarter as compared to $.34 for the 2011 period.

Nine Months 2012 compared to Nine Months 2011

  Net revenues increased 7.4% from $176,328,000 in the first nine months of 2011 to $189,394,000 in the first nine months of 2012, primarily due to an increase in patient visits of 8.5% from 1,605,000 to 1,741,000. The average net patient revenue per visit for the 2012 period was $105.31 as compared to $104.59 in the comparable 2011 period. The increase in net revenues was partially offset by a decrease in other revenues of $2,385,000 due to a reduction in revenue from physician services.
  Total clinic operating costs were $140,898,000, or 74.4% of net revenues, in the 2012 period, as compared to $130,482,000, or 74.0% of net revenues, in the 2011 period. The increase was primarily attributable to $6,711,000 for increased costs related to the clinics acquired in July 2011 due to a full nine months of operations in 2012 versus two months in the 2011 period and $4,002,000 in operating costs of new clinics opened or acquired in the past 12 months. Clinic salaries and related costs were 52.2% of net revenues in the recent period versus 52.8% in the 2011 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.2% in the recent period versus 19.7% in the 2011 period. The provision for doubtful accounts as a percentage of net revenues was 1.9% for the 2012 period versus 1.4% in the 2011 period. In the first nine months of 2012, the gross margin from the Company’s core physical therapy business increased by $4,966,000 or 11.4% as compared to the first nine months of 2011 which was partially offset by a $2,316,000 decrease in margin from the physician services business.
  Corporate office costs increased 5.7% to $18,635,000 in the 2012 period from $17,630,000 in the 2011 period. However, corporate office costs were reduced as a percentage of net revenues to 9.8% in the 2012 period as compared to 10.0% in the 2011 period.
  Operating income for the first nine months of 2012 rose to $29,861,000 compared to $28,216,000 in the 2011 nine months.
  Interest expense increased to $449,000 in the 2012 period from $331,000 in the 2011 period due to higher average borrowings in 2012.
  Net income attributable to non-controlling interests was $6,534,000 year-to-date in 2012 as compared to $6,896,000 in the year earlier period.
  The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% in both the 2012 and 2011 periods.
  Reported net income attributable to common shareholders in the 2012 period was $13,890,000 compared to $12,745,000 in the 2011 period. Diluted earnings per share increased to $1.17 from $1.06.
  Same store revenues for de novo and acquired clinics open for one year or more increased 5.0%, adjusted to reflect same number of days in each period. The 2012 period included 191 days of operations while the 2011 period included 192. Higher same store visits and slightly higher average net rate per visit accounted for the same store revenues increase.

Third Quarter 2012 compared to Third Quarter 2011

  Net revenues increased 5.3% from $59,675,000 in the third quarter of 2011 to $62,853,000 in the third quarter of 2012, primarily due to an increase in patient visits of 4.7% from 549,000 to 575,000. The average net patient revenue per visit for the recent quarter was $105.73 as compared to $104.43 in the comparable 2011 period.
  Total clinic operating costs were $47,484,000, or 75.5% of net revenues, in the third quarter of 2012, as compared to $45,881,000, or 76.9% of net revenues, in the 2011 period. The increase was attributable to $2,197,000 in operating costs of new clinics opened or acquired in the past 12 months. Clinic salaries and related costs were 53.1% of net revenues in the recent quarter versus 54.3% in the 2011 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.4% for the recent quarter versus 20.1% in the 2011 period. The provision for doubtful accounts as a percentage of net revenues was 2.0% for the 2012 period versus 2.4% in the 2011 quarter. In the third quarter of 2012 the gross margin from the Company’s core physical therapy business increased by $1,288,000 or 9.1% as compared to the third quarter of 2011.
  Corporate office costs were $5,977,000 in the third quarter of 2012 as compared to $5,142,000 in the 2011 third quarter. Corporate office costs were 9.5% of net revenues in 2012 period versus 8.6% in 2011.
  Operating income for the third quarter of 2012 was $9,392,000 compared to $8,652,000 in the 2011 third quarter.
  Interest expense was comparable between the periods. Interest expense was $142,000 in the third quarter of 2012 versus $149,000 in the third quarter of 2011.
  Net income attributable to non-controlling interests was $1,735,000 in the recent quarter as compared to $1,754,000 in the year earlier period.
  Provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% in both the 2012 and 2011 quarters.
  Reported net income attributable to common shareholders in the third quarter of 2012 was $4,563,000 compared to $4,099,000 in the third quarter of 2011. Diluted earnings per share increased to $0.38 for the 2012 period from $0.34 for the 2011 period.
  Same store revenues for de novo and acquired clinics open for one year or more increased 4.3% adjusted to reflect same number of days in each period. The 2012 period included 63 days of operations while the 2011 period included 64. Higher same store visits and higher average net rate per visit accounted for the same store revenue increase.

Chris Reading, Chief Executive Officer, said, “We continue to build on the strength of our partnership model with another successful quarter of solid operational results and strong same store growth. Development has recently been picking up nicely through a combination of organic de novo and acquired tuck-in clinics. Given the complexities of the current healthcare environment, coupled with the fragmented nature of our industry, we expect that private practices will continue to show interest in our Company as a preferred partner to assist them in these challenging times. We remain well resourced to execute on our future growth plans.”

Larry McAfee, Chief Financial Officer, noted, “Continued strong free cash flow from operations has enabled the Company to reduce combined short and long-term debt by more than $7.3 million or 30% thus far in 2012.”

U.S. Physical Therapy Declares Quarterly Dividend

The Company announced that a regular quarterly dividend of $0.09 per share will be paid on December 7, 2012 to shareholders of record as of November 16, 2012.

Third Quarter Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, November 8, 2012 to discuss the Company’s Quarter and Nine Months Ended September 30, 2012 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 39781800 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days at this website.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  revenue and earnings expectations;
  general economic conditions;
  business and regulatory conditions including federal and state regulations;
  changes as the result of government enacted national healthcare reform;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions, purchase of non controlling interests (minority interests) and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 423 clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 15 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net patient revenues	$60,782	$57,332	$183,333	$167,882
Other revenues	2,071	2,343	6,061	8,446
Net revenues	62,853	59,675	189,394	176,328

Clinic operating costs:
Salaries and related costs	33,376	32,430	98,846	93,189
Rent, clinic supplies, contract labor and other	12,844	12,012	38,320	34,695
Provision for doubtful accounts	1,259	1,426	3,656	2,554
Closure costs	5	13	76	44
Total clinic operating costs	47,484	45,881	140,898	130,482

Gross margin	15,369	13,794	48,496	45,846

Corporate office costs	5,977	5,142	18,635	17,630

Operating income	9,392	8,652	29,861	28,216

Interest and other income, net	1	4	4	8
Interest expense	(142)	(149)	(449)	(331)

Income before taxes	9,251	8,507	29,416	27,893
Provision for income taxes	2,953	2,654	8,992	8,252

Net income including noncontrolling interests	6,298	5,853	20,424	19,641
Less: net income attributable to noncontrolling interests	(1,735)	(1,754)	(6,534)	(6,896)
Net income attributable to common shareholders	$4,563	$4,099	$13,890	$12,745

Earnings per share attributable to common shareholders:
Basic	$0.39	$0.35	$1.18	$1.08

Diluted	$0.38	$0.34	$1.17	$1.06

Shares used in computation:
Basic	11,827	11,886	11,778	11,824

Diluted	11,928	12,011	11,892	12,007

Dividends declared per common share	$0.09	$0.08	$0.27	$0.24

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

DETAIL OF GROSS MARGIN
(IN THOUSANDS)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Gross margin - physical therapy services	$15,449	$14,161	$48,555	$43,589
Gross margin - physician services	(80)	(367)	(59)	2,257
Gross margin	$15,369	$13,794	$48,496	$45,846

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Numerator:
Net income attributable to common shareholders	$4,563	$4,099	$13,890	$12,745

Denominator:
Denominator for basic earnings per share -
weighted-average shares	11,827	11,886	11,778	11,824
Effect of dilutive securities -
Stock options	101	125	114	183
Denominator for diluted earnings per share -
adjusted weighted-average shares	11,928	12,011	11,892	12,007

Earnings per share attributable to common shareholders:
Basic	$0.39	$0.35	$1.18	$1.08

Diluted	$0.38	$0.34	$1.17	$1.06

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS

Current assets:
Cash	$10,683	$9,983
Patient accounts receivable, less allowance for doubtful accounts of $1,687 and $2,154, respectively	26,784	28,333
Accounts receivable - other, less allowance for doubtful accounts of $373 and $883, respectively	1,640	1,614
Other current assets	4,956	5,737
Total current assets	44,063	45,667

Fixed assets:
Furniture and equipment	35,853	35,103
Leasehold improvements	20,598	20,385
	56,451	55,488
Less accumulated depreciation and amortization	43,634	42,299
	12,817	13,189
Goodwill	99,716	92,750
Other intangible assets, net	12,326	9,603
Other assets	1,018	2,043
	$169,940	$163,252

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,665	$1,809
Accrued expenses	12,672	14,082
Current portion of notes payable	609	433
Total current liabilities	14,946	16,324
Notes payable	175	284
Revolving line of credit	16,100	23,500
Deferred rent	894	941
Other long-term liabilities	1,434	623
Total liabilities	33,549	41,672

Commitments and contingencies

Shareholders' equity:
U. S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,081,802 and 13,919,588 shares issued, respectively	141	139
Additional paid-in capital	37,769	36,133
Retained earnings	113,112	102,405
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U. S. Physical Therapy, Inc. shareholders' equity	119,394	107,049
Noncontrolling interests	16,997	14,531
Total equity	136,391	121,580
	$169,940	$163,252

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Nine Months Ended September 30,
	2012	2011

OPERATING ACTIVITIES
Net income including noncontrolling interests	$20,424	$19,641
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	4,016	4,108
Provision for doubtful accounts	3,656	2,554
Equity-based awards compensation expense	1,589	1,491
Loss on sale or abandonment of assets, net	129	140
Deferred income tax	2,535	1,432
Other	-	(771)
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(1,298)	(3,811)
Increase in accounts receivable - other	(482)	(1,277)
Decrease (increase) in other assets	471	(2,027)
Decrease in accounts payable and accrued expenses	(1,709)	(1,494)
Increase in other liabilities	19	607
Net cash provided by operating activities	29,350	20,593

INVESTING ACTIVITIES
Purchase of fixed assets	(2,948)	(2,428)
Purchase of businesses, net of cash acquired	(7,402)	(8,149)
Acquisitions of noncontrolling interests	(1,314)	(18,935)
Sale of noncontrolling interests	239	-
Net proceeds on sale of fixed assets and business	58	5
Net cash used in investing activities	(11,367)	(29,507)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(6,850)	(7,282)
Cash dividends to shareholders	(3,183)	(2,843)
Purchase and retirement of common stock	-	(2,269)
Proceeds from revolving line of credit	55,900	94,000
Payments on revolving line of credit	(63,300)	(73,100)
Payment of notes payable	(284)	(100)
Excess tax benefit from stock options exercised	381	802
Other	53	2
Net cash (used in) provided by financing activities	(17,283)	9,210

Net increase in cash	700	296
Cash - beginning of period	9,983	9,179
Cash - end of period	$10,683	$9,475

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$5,200	$7,881
Interest	$538	$315
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$350	$200
Acquisition of noncontrolling interest - seller financing portion	$-	$367

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Number
of
Clinics

31-Dec-10	392

March 31, 2011	397
June 30, 2011	398
September 30, 2011	420
December 31, 2011	416

March 31, 2012	414
June 30, 2012	419
September 30, 2012	423

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, 713-297-7000
Chief Financial Officer
or
Chris Reading, 713-297-7000
Chief Executive Officer
or
The Ruth Group
Stephanie Carrington, 646-536-7017
or
Amy Glynn, 646-536-7023